Exhibit O

POWER OF ATTORNEY
FOR EXECUTING SCHEDULE 13D

The undersigned hereby constitutes and appoints Alvaro F. Rizzi Rodrigues and Fernando Della Torre Chagas as the undersigned’s true and lawful attorneys-in-fact to:

1.	Execute for and on behalf of the undersigned Schedule 13D (including amendments thereto) in accordance with Sections 13(d) of the Exchange Act, to the extent such schedule relates to the undersigned’s beneficial ownership of securities of Itaú CorpBanca or any of its subsidiaries; and

2.	Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any Schedule 13D (including amendments thereto) and file the schedules with the Securities and Exchange Commission.

The undersigned hereby grants to the attorneys-in-fact full power and authority to do and perform all and every act requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present.

This Power of Attorney shall remain in full force and effect until February 25, 2023, unless earlier revoked by the undersigned in a signed writing delivered to the attorney-in-fact.  This Power of Attorney does not revoke any other power of attorney that the undersigned has previously granted.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below.

February 25, 2022

ITB Holding Brasil Participações Ltda.

/s/ Andre Balestrin Cestare
Name:	Andre Balestrin Cestare
Title:	Officer

/s/ Carlos Henrique Donegá Aidar
Name:	Carlos Henrique Donegá Aidar
Title:	Officer

Itaú Unibanco Holding S.A.

/s/ Daniel Sposito Pastore
Name:	Daniel Sposito Pastore
Title:	Officer

/s/ Teresa Cristina Athayde Macondes Fontes
Name:	Teresa Cristina Athayde Macondes Fontes
Title:	Officer